Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER INC. REPORTS FISCAL 2018 SECOND-QUARTER RESULTS

CHARLOTTE, NC, Feb. 5, 2018 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2018 second quarter ended Dec. 31, 2017.

Q2 2018 Highlights:

•	Net revenue increased 15% to $411.4 million from the same period last year; Supply Chain Services segment revenue rose 19% and Performance Services segment revenue increased 1% from the same period last year.

•	Due almost entirely to a one-time remeasurement of deferred taxes resulting from the Tax Cuts and Jobs Act, which increased income tax expense to $231.5 million from $37.4 million a year ago, net income declined 92% to $19.8 million from the same period a year ago. Diluted net loss per share totaled $1.66 per share, compared with diluted net income of $1.50 per share in the prior year.

•	Non-GAAP adjusted EBITDA* of $133.5 million increased 9% from the same period last year.

•	Non-GAAP adjusted fully distributed net income* increased 7% to $70.0 million, representing non-GAAP adjusted fully distributed earnings per share* of $0.50, an increase of 9% over $0.46 per share from a year ago.

•	The guidance range for fiscal 2018 non-GAAP adjusted fully distributed earnings per share is raised to $2.24 - $2.37 per share to reflect the expected increase from tax reform and the company’s stock repurchase program.

*	Descriptions of non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

“Premier delivered a successful fiscal 2018 second quarter,” said Susan DeVore, president and chief executive officer. “We met or exceeded management expectations for the overall business as well as for the segments. On a consolidated basis, year-over-year net revenue increased 15% and non-GAAP adjusted EBITDA rose 9%. Supply Chain Services segment revenue increased 19% from a year ago, with legacy group purchasing delivering 5% growth in net administrative fees revenue. The products business produced double-digit revenue growth across both the integrated pharmacy and direct sourcing businesses. We continue to expect revenue growth in the Performance Services segment to increase sequentially in the second half of the fiscal year, specifically driven by expected sales of ambulatory quality solutions linked to regulatory reporting that will occur in the third quarter, and as we recognize revenue from performance-based advisory services engagements.

“We are continually looking for ways to improve the efficiency of our businesses and deliver value to our stockholders,” DeVore continued. “During the quarter, we announced and launched a $200 million

Premier, Inc. FY’18 Q2 Results

stock repurchase program. We expect this program, combined with the anticipated benefits from federal tax reform, to meaningfully impact full-year non-GAAP adjusted fully distributed earnings per share, and we are increasing this guidance range accordingly. We are affirming our other guidance ranges, based on the year-to-date performance and our outlook for the remainder of fiscal 2018.

“To further optimize efficiencies, realize ongoing integration synergies, and realign resources for future growth areas, management is implementing certain personnel adjustments, including a modest reduction in force, that we expect to produce pre-tax cost savings approximating $13 million to $14 million on an annual run-rate basis,” DeVore continued.

“Looking forward, we believe Premier’s integrated supply chain, technology and analytics capabilities and wrap-around advisory services continue to uniquely differentiate our healthcare performance improvement company as we partner with providers and suppliers to manage total costs, improve quality and safety and navigate the continuing evolution to value-based care,” DeVore said. “We further believe that our comprehensive approach and multiple business drivers enable Premier to achieve successful growth through changing marketplace conditions, as we continue to deliver a compelling value proposition to our members and seek to build long-term value for our stockholders.”

Results of Operations for the Second Quarter of Fiscal 2018

Consolidated Second-Quarter Financial Highlights

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$159,343	$129,071	23%	$310,334	$255,047	22%
Other services and support	3,421	1,201	185%	5,570	2,846	96%

Services	162,764	130,272	25%	315,904	257,893	22%
Products	162,101	142,378	14%	314,764	248,507	27%

Total Supply Chain Services (a)	324,865	272,650	19%	630,668	506,400	25%
Performance Services (a)	86,533	85,850	1%	171,294	165,372	4%

Total (a)	$411,398	$358,500	15%	$801,962	$671,772	19%

Net income	$19,769	$246,184	(92)%	$80,385	$304,279	(74)%
Net income attributable to stockholders	$281,200	$400,275	(30)%	$617,630	$470,577	31%
Adjusted net income (loss) (b)	$(231,316)	$211,688	(209)%	$(181,251)	$248,831	(173)%
Weighted average shares outstanding:
Basic	55,209	49,445	12%	54,059	48,330	12%
Diluted	139,237	141,308	(1)%	139,641	142,133	(2)%
Earnings per share attributable to stockholders:
Basic	$5.09	$8.10	(37)%	$11.43	$9.74	17%
Diluted (b)	$(1.66)	$1.50	(211)%	$(1.30)	$1.75	(174)%

NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA (a) (c):
Supply Chain Services	$132,045	$119,022	11%	$257,665	$236,326	9%
Performance Services	27,929	28,603	(2)%	49,150	50,914	(3)%

Total segment adjusted EBITDA	159,974	147,625	8%	306,815	287,240	7%
Corporate	(26,432)	(25,616)	(3)%	(54,102)	(54,458)	1%

Total (a)	$133,542	$122,009	9%	$252,713	$232,782	9%

Adjusted fully distributed net income (c)	$69,982	$65,242	7%	$131,695	$124,170	6%

Earnings per share on adjusted fully distributed net income - diluted (a) (c)	$0.50	$0.46	9%	$0.94	$0.87	8%

(a)	Bolded measures correspond to company guidance.
(b)	Earnings per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive.
(c)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

Premier, Inc. FY’18 Q2 Results

For the fiscal second-quarter ended Dec. 31, 2017, Premier generated net revenue of $411.4 million, an increase of 15%, from net revenue of $358.5 million for the same period a year ago.

Due almost entirely to a one-time remeasurement of deferred taxes resulting from the Tax Cuts and Jobs Act, net income for the fiscal second-quarter was $19.8 million, compared with $246.2 million for the same period a year ago. In accordance with GAAP, fiscal 2018 and 2017 second-quarter net income attributable to stockholders included non-cash adjustments of $317.9 million and $335.3 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $281.2 million, compared with $400.3 million for the same period a year ago. Second-quarter net loss per diluted share, which is based on net income adjusted in accordance with GAAP for the tax expense related to Premier Inc. retaining the portion of net income attributable to income from non-controlling interest in Premier LP, was $1.66 compared with diluted net income of $1.50 per share for the same period a year ago. Second-quarter net loss per share was also negatively impacted by the same factors that impacted net income. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal second-quarter non-GAAP adjusted EBITDA of $133.5 million increased 9% from $122.0 million for the same period the prior year. Adjusted EBITDA growth was primarily driven by growth in net administrative fees revenue, including contributions related to the Innovatix and Essensa acquisition, net of the reduction in equity in net income of unconsolidated affiliates due to acquiring the remaining 50% of Innovatix, along with an increase in product revenue. These results were partially offset by increased cost of products and selling, general and administrative expenses resulting from higher salaries and benefits expenses as a result of acquisitions and to support growth.

Non-GAAP adjusted fully distributed net income for the fiscal second-quarter increased 7% to $70.0 million from $65.2 million for the same period a year ago. Adjusted fully distributed earnings per share increased to $0.50 from $0.46 for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal second-quarter ended Dec. 31, 2017, the Supply Chain Services segment generated net revenue of $324.9 million, an increase of 19% from $272.7 million a year ago. The revenue increase was driven by growth in the company’s group purchasing organization (GPO) and products businesses. GPO net administrative fees revenue of $159.3 million increased $30.3 million, or 23%, from a year ago, primarily driven by contributions from the Innovatix and Essensa businesses, which were acquired in December 2016. Legacy year-over-year net administrative fee revenue growth in the second quarter was 5%, resulting from a supplier revenue recovery settlement and contract penetration of existing members. Product revenues of $162.1 million increased 14% from $142.4 million a year ago, attributable to double-digit growth from both the integrated pharmacy and direct sourcing businesses.

Premier, Inc. FY’18 Q2 Results

Supply Chain Services segment adjusted EBITDA of $132.0 million for the fiscal 2018 second-quarter increased 11% from $119.0 million for the same period a year ago. The increase largely reflects growth in net administrative fees revenue. Growth was partially offset by incremental salaries and benefits associated with the prior-year acquisition of Innovatix and Essensa. Additionally, adjusted EBITDA from the prior year included a $5.6 million non-cash adjustment for cash collections not recognized as revenue on a GAAP basis due to a purchase accounting adjustment, and included $4.1 million in equity in net income of Innovatix, as it was historically accounted for as an unconsolidated affiliate through the date of acquisition.

Performance Services

For the fiscal second-quarter ended Dec. 31, 2017, the Performance Services segment generated net revenue of $86.5 million, a 1% increase from $85.9 million for the same quarter last year, primarily due to growth in the company’s informatics and technology services business primarily related to cost management solutions as well as growth in ambulatory quality solutions.

Performance Services segment adjusted EBITDA of $27.9 million for the fiscal 2018 second-quarter decreased 2% from $28.6 million for the same quarter last year. Growth was impacted by an increase in cost of sales, primarily related to an increase in staffing and costs to support growth and performance-based engagements and was impacted on a comparable basis due to higher revenue recognition from performance-based engagements in the prior year.

Results of Operations for the Six Months Ended Dec. 31, 2017

For the six months ended Dec. 31, 2017, Premier generated net revenue of $802.0 million, a 19% increase from net revenue of $671.8 million for the same period a year ago.

Due almost entirely to a one-time remeasurement of deferred taxes resulting from the Tax Cuts and Jobs Act, net income for the six-month period totaled $80.4 million, compared with $304.3 million for the same period a year ago. Fiscal 2018 and 2017 six-month net income attributable to stockholders required non-cash adjustments of $638.3 million and $397.1 million, respectively, to reflect changes in redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $617.6 million, compared with $470.6 million a year ago. On a diluted per-share basis, which is based on net income adjusted in accordance with GAAP for the tax expense related to Premier Inc. retaining the portion of net income attributable to income from non-controlling interest in Premier LP, the net loss was $1.30 compared with diluted net income of $1.75 for the same period a year ago. Net loss per share for the six months ended Dec. 31, 2017 was also negatively impacted by the same factors that impacted net income. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

For the six months ended Dec. 31, 2017, non-GAAP adjusted EBITDA of $252.7 million increased 9% from $232.8 million for the same period last year. Non-GAAP adjusted fully distributed net income for the six months rose 6% to $131.7 million from $124.2 million for the same period a year ago, while non-GAAP adjusted fully distributed earnings per share increased to $0.94 from $0.87.

Premier, Inc. FY’18 Q2 Results

Supply Chain Services segment net revenue for the first six months of fiscal 2018 increased 25% to $630.7 million from $506.4 million a year earlier. Supply Chain Services segment adjusted EBITDA increased 9% to $257.7 million from $236.3 million for the prior year.

Performance Services segment net revenue for the six months of fiscal 2018 increased 4% to $171.3 million from $165.4 million a year earlier. Segment adjusted EBITDA decreased 3% to $49.2 million from $50.9 million.

Cash Flows and Liquidity

Cash provided by operating activities was $206.5 million for the six-month period ended Dec. 31, 2017, compared with $138.4 million for the same period last year. The increase in cash flow from operations was primarily driven by an increase in net administrative fees as well as decreased outflows related to working capital needs. At Dec. 31, 2017, the company’s cash and cash equivalents totaled $163.0 million, compared with $156.7 million at June 30, 2017. At Dec. 31, 2017, the company had an outstanding balance of $200.0 million on its five-year, $750 million revolving credit facility.

Through Dec. 31, 2017, the company repurchased approximately 2.6 million shares of Class A common stock for $74.7 million, using the trading date (approximately 2.5 million shares for $71.0 million using the settlement date). The repurchases took place under the company’s ongoing $200.0 million stock repurchase program announced Oct. 31, 2017, which authorizes shares to be repurchased through June 30, 2018. Assuming full completion of the program by the end of the fiscal year, the company expects fiscal 2018 non-GAAP adjusted fully distributed earnings per share to be positively impacted by approximately $0.03 to $0.05 per share.

Non-GAAP free cash flow for the six-month period ended December 31, 2017 was $122.2 million, compared with $59.4 million for the same period a year ago. The increase in free cash flow results from the same factors driving the growth in cash flow from operations. (See free cash flow definition in “Use and Definition of Non-GAAP Financial Measures,” and reconciliation to net cash provided by operating activities is provided in the tables section of this press release).

Fiscal 2018 Outlook and Guidance

Based on results for the six months ended Dec. 31, 2017, management’s current expectations for the remainder of fiscal 2018 and the realization of previously disclosed underlying assumptions, the company reaffirms its full fiscal-year 2018 guidance range for consolidated net revenue, Supply Chain Services and Performance Services segment revenue, and non-GAAP adjusted EBITDA. Within Supply Chain Services, products revenue is expected to grow 14% to 18% for the full fiscal year, compared with the previous assumption of 9% to 13%. The guidance range for non-GAAP adjusted fully distributed earnings per share is being increased to reflect expectations of the beneficial impacts of the federal corporate income tax reform and the full implementation of the company’s previously announced $200 million stock repurchase program. Tax reform is expected to positively impact fiscal 2018 non-GAAP adjusted fully distributed EPS by approximately $0.23, while the share repurchase is expected to add $0.03 to $0.05. As a result, the guidance range for fiscal 2018 non-GAAP adjusted fully distributed earnings per share is being increased to $2.24 - $2.37.

Premier, Inc. FY’18 Q2 Results

Fiscal 2018 Financial Guidance (1)

Premier, Inc. adjusts full-year fiscal 2018 financial guidance, as follows:

(in millions, except per share data)	Current* FY 2018	% YoY Increase	Previous FY 2017
Net Revenue:
Supply Chain Services segment	$1,200.0 - $1,266.0	9% - 15%	$1,200.0 - $1,266.0
Performance Services segment	$364.0 - $382.0	3% - 8%	$364.0 - $382.0

Total Net Revenue	$1,564.0 - $1,648.0	8% - 13%	$1,564.0 - $1,648.0

Non-GAAP adjusted EBITDA	$532.0 - $557.0	6% - 11%	$532.0 - $557.0

Non-GAAP adjusted fully distributed EPS	$2.24 - $2.37	19% - 25%	$1.98 - $2.09

*	Guidance adjustments as of Feb 5, 2018, adds $0.26 to low end and $0.28 to high end of non-GAAP adjusted fully distributed EPS range for expected $0.23 impact from tax reform and $0.03-$0.05 impact from share repurchase program, assuming program is completed by fiscal year end.

(1)	The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•	Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•	Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Realignment of Resources

As part of the company’s ongoing integration synergies and efforts to realign resources for future growth areas, management is implementing certain personnel adjustments, including a modest workforce reduction, that are expected to produce pre-tax cost savings approximating $13.0 million to $14.0 million on an annual run-rate basis. Pre-tax cash restructuring charges of approximately $5.2 million related to the workforce reduction, which is expected to be substantially completed in February 2018, will be expensed in the current quarter ending March 31, 2018. These personnel adjustments impact approximately 75 positions, or 3% of total employees.

Conference Call

Premier management will host a conference call and live audio webcast on Monday, Feb. 5, 2018, at 5:00 p.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 5799398. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

Premier, Inc. FY’18 Q2 Results

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,900 U.S. hospitals and health systems and approximately 150,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Use and Definition of Non-GAAP Financial Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Non-recurring items are income or expenses or other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, which began on October 31, 2014, and occur each quarter thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units per year) and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

Premier, Inc. FY’18 Q2 Results

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. Non-recurring items include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on the disposal of assets. Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Readers are urged to review the reconciliation of these non-GAAP financial measures included at the end of this release. To properly and prudently evaluate our business, readers are encouraged to review the financial tables included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to expected financial performance and growth trends in our Supply Chain and Performance Services business segments and their respective business units, the impact and length of the lower utilization and patient volume trends and regulatory uncertainty and our ability to manage through these issues, the success of our cost reduction and savings measures, expected financial contributions from our acquired businesses, the statements related to fiscal 2018 outlook and guidance and the

Premier, Inc. FY’18 Q2 Results

assumptions underlying such guidance, the expected completion and financial impact of Premier’s Class A common stock repurchase program, and the expected financial impact of the federal corporate income tax reform, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2017, as well as the Form 10-Q for the quarter ended Dec. 31, 2017, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts
Investor contact: Jim Storey Vice President, Investor Relations 704.816.5958 jim_storey@premierinc.com	Media contact: Amanda Forster Vice President, Public Relations 202.879.8004 amanda_forster@premierinc.com

(Tables Follow)

Premier, Inc. FY’18 Q2 Results

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net revenue:
Net administrative fees	$159,343	$129,071	$310,334	$255,047
Other services and support	89,953	87,051	176,864	168,218

Services	249,296	216,122	487,198	423,265
Products	162,102	142,378	314,764	248,507

Net revenue	411,398	358,500	801,962	671,772
Cost of revenue:
Services	47,255	44,856	94,191	87,546
Products	153,272	131,158	297,712	226,971

Cost of revenue	200,527	176,014	391,903	314,517

Gross profit	210,871	182,486	410,059	357,255
Other operating income:
Remeasurement of tax receivable agreement liabilities	177,174	—	177,174	5,722

Other operating income:	177,174	—	177,174	5,722

Operating expenses:
Selling, general and administrative	108,620	95,927	222,941	193,887
Research and development	324	767	813	1,573
Amortization of purchased intangible assets	13,817	11,151	27,715	20,360

Operating expenses	122,761	107,845	251,469	215,820

Operating income	265,284	74,641	335,764	147,157

Remeasurement gain attributable to acquisition of Innovatix, LLC	—	204,833	—	204,833
Equity in net income of unconsolidated affiliates	1,257	5,127	5,509	14,706
Interest and investment loss, net	(1,508)	(857)	(3,003)	(1,009)
Loss on disposal of long-lived assets	(400)	—	(1,720)	(1,518)
Other income (expense)	(13,356)	(131)	(11,893)	875

Other income (expense), net	(14,007)	208,972	(11,107)	217,887

Income before income taxes	251,277	283,613	324,657	365,044
Income tax expense	231,508	37,429	244,272	60,765

Net income	19,769	246,184	80,385	304,279
Net income attributable to non-controlling interest in Premier LP	(56,485)	(181,173)	(101,095)	(230,774)
Adjustment of redeemable limited partners’ capital to redemption amount	317,916	335,264	638,340	397,072

Net income attributable to stockholders	$281,200	$400,275	$617,630	$470,577

Calculation of GAAP Earnings (Loss) per Share

Numerator for basic earnings per share:
Net income attributable to stockholders	$281,200	$400,275	$617,630	$470,577

Numerator for diluted earnings (loss) per share:
Net income attributable to stockholders	$281,200	$400,275	$617,630	$470,577
Adjustment of redeemable limited partners’ capital to redemption amount	(317,916)	(335,264)	(638,340)	(397,072)
Net income attributable to non-controlling interest in Premier LP	56,485	181,173	101,095	230,774

Net income	19,769	246,184	80,385	304,279
Tax effect on Premier, Inc. net income	(251,085)	(34,496)	(261,636)	(55,448)

Adjusted net income (loss)	$(231,316)	$211,688	$(181,251)	$248,831

Denominator for basic earnings per share:
Weighted average shares	55,209	49,445	54,059	48,330

Denominator for diluted earnings (loss) per share:
Weighted average shares	55,209	49,445	54,059	48,330
Effect of dilutive stock based awards	450	401	553	437
Class B shares outstanding	83,578	91,462	85,029	93,366

Weighted average shares and assumed conversions	139,237	141,308	139,641	142,133

Basic earnings per share	$5.09	$8.10	$11.43	$9.74
Diluted earnings (loss) per share	$(1.66)	$1.50	$(1.30)	$1.75

Premier, Inc. FY’18 Q2 Results

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31, 2017	June 30, 2017
Assets
Cash and cash equivalents	$163,014	$156,735
Accounts receivable (net of $2,384 and $1,812 allowance for doubtful accounts, respectively)	171,354	159,745
Inventory	62,067	50,426
Prepaid expenses and other current assets	24,021	35,164
Due from related parties	381	6,742

Total current assets	420,837	408,812
Property and equipment (net of $264,173 and $236,460 accumulated depreciation, respectively)	190,815	187,365
Intangible assets (net of $125,903 and $99,198 accumulated amortization, respectively)	349,847	377,962
Goodwill	906,545	906,545
Deferred income tax assets	305,549	482,484
Deferred compensation plan assets	42,779	41,518
Investments in unconsolidated affiliates	98,388	92,879
Other assets	5,403	10,271

Total assets	$2,320,163	$2,507,836

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$49,626	$42,815
Accrued expenses	46,090	55,857
Revenue share obligations	74,651	72,078
Limited partners’ distribution payable	20,396	24,951
Accrued compensation and benefits	41,725	53,506
Deferred revenue	45,699	44,443
Current portion of tax receivable agreements	17,925	17,925
Current portion of long-term debt	201,139	227,993
Other liabilities	9,106	32,019

Total current liabilities	506,357	571,587
Long-term debt, less current portion	6,544	6,279
Tax receivable agreements, less current portion	229,291	321,796
Deferred compensation plan obligations	42,779	41,518
Deferred tax liabilities	30,942	48,227
Other liabilities	55,183	42,099

Total liabilities	871,096	1,031,506

Redeemable limited partners’ capital	2,398,640	3,138,583
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 57,263,627 shares issued and 54,685,668 shares outstanding at December 31, 2017 and 51,943,281 shares issued and outstanding at June 30, 2017	573	519
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 82,282,748 and 87,298,888 shares issued and outstanding at December 31, 2017 and June 30, 2017, respectively	—	—
Treasury stock, at cost; 2,577,959 shares	(74,698)	—
Additional paid-in-capital	—	—
Accumulated deficit	(875,448)	(1,662,772)
Accumulated other comprehensive loss	—	—

Total stockholders’ deficit	(949,573)	(1,662,253)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,320,163	$2,507,836

Premier, Inc. FY’18 Q2 Results

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2017	2016
Operating activities
Net income	$80,385	$304,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,532	48,576
Equity in net income of unconsolidated affiliates	(5,509)	(14,706)
Deferred income taxes	235,648	48,705
Stock-based compensation	17,699	12,066
Remeasurement of tax receivable agreement liabilities	(177,174)	(5,722)
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(204,833)
Loss on disposal of long-lived assets	1,720	1,518
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(467)	(11,888)
Other assets	1,060	274
Inventories	(11,641)	(31,832)
Accounts payable, accrued expenses, and other current liabilities	(20,238)	(4,136)
Long-term liabilities	1,287	(4,100)
Loss on FFF put and call rights	15,607	174
Other operating activities	6,606	(11)

Net cash provided by operating activities	206,515	138,364

Investing activities
Purchases of property and equipment	(38,622)	(34,325)
Proceeds from sale of marketable securities	—	48,013
Acquisition of Innovatix, LLC and Essensa Ventures, LLC, net of cash acquired	—	(222,217)
Acquisition of Acro Pharmaceuticals, net of cash acquired	—	(68,745)
Investments in unconsolidated affiliates	—	(65,660)
Distributions received on equity investments in unconsolidated affiliates	—	6,550
Other investing activities	—	26

Net cash used in investing activities	(38,622)	(336,358)

Financing activities
Payments made on notes payable	(6,858)	(1,338)
Proceeds from credit facility	30,000	327,500
Payments on credit facility	(50,000)	—
Proceeds from exercise of stock options under equity incentive plan	2,808	2,909
Proceeds from issuance of Class A common stock under stock purchase plan	1,388	1,256
Repurchase of vested restricted units for employee tax-withholding	(5,743)	(17,629)
Settlement of exchange of Class B units by member owners	—	(99,999)
Distributions to limited partners of Premier LP	(45,703)	(44,630)
Repurchase of Class A common stock (held as treasury stock)	(70,844)	—
Earn-out liability payment to GNYHA Holdings	(16,662)	—

Net cash provided by (used in) financing activities	(161,614)	168,069

Net increase (decrease) in cash and cash equivalents	6,279	(29,925)
Cash and cash equivalents at beginning of year	156,735	248,817

Cash and cash equivalents at end of period	$163,014	$218,892

Premier, Inc. FY’18 Q2 Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$131,482	$96,537	$206,515	$138,364
Purchases of property and equipment	(21,975)	(17,359)	(38,622)	(34,325)
Distributions to limited partners of Premier LP	(20,752)	(22,137)	(45,703)	(44,630)

Non-GAAP Free Cash Flow	$88,755	$57,041	$122,190	$59,409

Premier, Inc. FY’18 Q2 Results

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net income	$19,769	$246,184	$80,385	$304,279
Interest and investment loss, net	1,508	857	3,003	1,009
Income tax expense	231,508	37,429	244,272	60,765
Depreciation and amortization	17,310	14,198	33,817	28,216
Amortization of purchased intangible assets	13,817	11,151	27,715	20,360

EBITDA	283,912	309,819	389,192	414,629
Stock-based compensation	8,951	6,423	17,908	12,319
Acquisition related expenses	1,674	4,216	4,773	7,153
Remeasurement of tax receivable agreement liabilities	(177,174)	—	(177,174)	(5,722)
ERP implementation expenses	156	432	491	1,526
Acquisition related adjustment - revenue	87	5,813	192	5,964
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(204,833)	—	(204,833)
Loss on disposal of long-lived assets	400	—	1,720	1,518
Loss on FFF put and call rights	15,587	—	15,607	—
Other expense	(51)	139	4	228

Adjusted EBITDA	$133,542	$122,009	$252,713	$232,782

Income before income taxes	$251,277	$283,613	$324,657	$365,044
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(204,833)	—	(204,833)
Equity in net income of unconsolidated affiliates	(1,257)	(5,127)	(5,509)	(14,706)
Interest and investment loss, net	1,508	857	3,003	1,009
Loss on disposal of long-lived assets	400	—	1,720	1,518
Other income	13,356	131	11,893	(875)

Operating income	265,284	74,641	335,764	147,157
Depreciation and amortization	17,310	14,198	33,817	28,216
Amortization of purchased intangible assets	13,817	11,151	27,715	20,360
Stock-based compensation	8,951	6,423	17,908	12,319
Acquisition related expenses	1,674	4,216	4,773	7,153
Remeasurement of tax receivable agreement liabilities	(177,174)	—	(177,174)	(5,722)
ERP implementation expenses	156	432	491	1,526
Acquisition related adjustment - revenue	87	5,813	192	5,964
Equity in net income of unconsolidated affiliates	1,257	5,127	5,509	14,706
Deferred compensation plan income	1,577	8	3,116	1,103
Other income	603	—	602	—

Adjusted EBITDA	$133,542	$122,009	$252,713	$232,782

Segment Adjusted EBITDA:
Supply Chain Services	$132,045	$119,022	$257,665	$236,326
Performance Services	27,929	28,603	49,150	50,914
Corporate	(26,432)	(25,616)	(54,102)	(54,458)

Adjusted EBITDA	$133,542	$122,009	$252,713	$232,782

Net income attributable to stockholders	$281,200	$400,275	$617,630	$470,577
Adjustment of redeemable limited partners’ capital to redemption amount	(317,916)	(335,264)	(638,340)	(397,072)
Net income attributable to non-controlling interest in Premier LP	56,485	181,173	101,095	230,774
Income tax expense	231,508	37,429	244,272	60,765
Amortization of purchased intangible assets	13,817	11,151	27,715	20,360
Stock-based compensation	8,951	6,423	17,908	12,319
Acquisition related expenses	1,674	4,216	4,773	7,153
Remeasurement of tax receivable agreement liabilities	(177,174)	—	(177,174)	(5,722)
ERP implementation expenses	156	432	491	1,526
Acquisition related adjustment - revenue	87	5,813	192	5,964
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(204,833)	—	(204,833)
Loss on disposal of long-lived assets	400	—	1,720	1,518
Loss on FFF put and call rights	15,587	—	15,607	—
Other expense	(51)	139	4	228

Non-GAAP adjusted fully distributed income before income taxes	114,724	106,954	215,893	203,557
Income tax expense on fully distributed income before income taxes	44,742	41,712	84,198	79,387

Non-GAAP Adjusted Fully Distributed Net Income	$69,982	$65,242	$131,695	$124,170

Premier, Inc. FY’18 Q2 Results

Supplemental Financial Information

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to stockholders	$281,200	$400,275	$617,630	$470,577
Adjustment of redeemable limited partners’ capital to redemption amount	(317,916)	(335,264)	(638,340)	(397,072)
Net income attributable to non-controlling interest in Premier LP	56,485	181,173	101,095	230,774
Income tax expense	231,508	37,429	244,272	60,765
Amortization of purchased intangible assets	13,817	11,151	27,715	20,360
Stock-based compensation	8,951	6,423	17,908	12,319
Acquisition related expenses	1,674	4,216	4,773	7,153
Remeasurement of tax receivable agreement liabilities	(177,174)	—	(177,174)	(5,722)
ERP implementation expenses	156	432	491	1,526
Acquisition related adjustment—revenue	87	5,813	192	5,964
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(204,833)	—	(204,833)
Loss on disposal of long-lived assets	400	—	1,720	1,518
Loss on FFF put and call rights	15,587	—	15,607	—
Other expense	(51)	139	4	228

Non-GAAP adjusted fully distributed income before income taxes	114,724	106,954	215,893	203,557
Income tax expense on fully distributed income before income taxes	44,742	41,712	84,198	79,387

Non-GAAP Adjusted Fully Distributed Net Income	$69,982	$65,242	$131,695	$124,170

Weighted Average:
Common shares used for basic and diluted earnings (loss) per share	55,209	49,445	54,059	48,330
Potentially dilutive shares	450	401	553	437
Conversion of Class B common units	83,578	91,462	85,029	93,366

Weighted average fully distributed shares outstanding - diluted	139,237	141,308	139,641	142,133

GAAP earnings (loss) per share	$5.09	$8.10	$11.43	$9.74
Adjustment of redeemable limited partners’ capital to redemption amount	(5.76)	(6.79)	(11.81)	(8.22)
Net income attributable to non-controlling interest in Premier LP	1.02	3.66	1.87	4.77
Income tax expense	4.19	0.76	4.52	1.26
Amortization of purchased intangible assets	0.25	0.23	0.51	0.42
Stock-based compensation	0.16	0.13	0.33	0.25
Acquisition related expenses	0.03	0.09	0.09	0.15
Remeasurement of tax receivable agreement liabilities	(3.21)	—	(3.28)	(0.12)
ERP implementation expenses	—	0.01	0.01	0.03
Acquisition related adjustment—revenue	—	0.12	—	0.12
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(4.14)	—	(4.24)
Loss on disposal of long-lived assets	0.01	—	0.03	0.03
Loss on FFF put and call rights	0.28	—	0.29	—
Impact of corporation taxes	(0.80)	(0.84)	(1.56)	(1.63)
Impact of dilutive shares	(0.76)	(0.87)	(1.49)	(1.69)

Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.50	$0.46	$0.94	$0.87

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